As filed with the Securities and Exchange Commission on January 15, 2010
Registration No. 333-163016

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Terreno Realty Corporation
(Exact name of registrant as specified in its governing instruments)

16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
(415) 655-4580
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Blake Baird
Chairman and Chief Executive Officer
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
(415) 655-4580
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert G. Menna Ettore A. Santucci Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Alison S. Ressler Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 3 to the Registration Statement on Form S-11 (Registration No. 333-163016) of Terreno Realty Corporation (as amended, the “Registration Statement”) is solely to file exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee	$19,251
NYSE Listing Fee	125,000
FINRA Fee	35,000
Printing and Engraving Expenses	150,000
Legal Fees (other than Blue Sky Expenses)	1,000,000
Blue Sky Expenses	10,000
Accounting Fees and Expenses	50,000
Other Fees and Expenses	310,749

Total	$1,700,000

Item 32.	Sales to Special Parties.

See Item 33.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On November 6, 2009, we issued 500 shares of common stock to each of Mr. Baird and Mr. Coke in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. We will use $1,000 of the net proceeds of this offering to repurchase the shares from Mr. Baird and Mr. Coke.

We will sell 250,000 shares to Mr. Baird and 100,000 shares to Mr. Coke in a private placement concurrent with the closing of this offering at the same price per share as in this offering but without payment of any underwriting discount. The shares will be sold to Mr. Baird and Mr. Coke in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of Mr. Baird and Mr. Coke has represented to us that he is an “accredited investor” as defined in Rule 501 under the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Our charter contains a provision permitted under the Maryland General Corporation Law that eliminates each director’s and officer’s personal liability to us or our stockholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. In addition, to the maximum extent permitted under the Maryland General Corporation Law, our charter authorizes us to obligate our company and our bylaws require us to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of us in any of the capacities described above and any employee or agent of us or any predecessor of us.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting”.

We expect to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index of the financial statement that are being filed as part of this registration statement.

(b) Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1	.1**	Form of Underwriting Agreement
3	.1***	Articles of Amendment and Restatement of Registrant
3	.2***	Amended and Restated Bylaws of Registrant
4	.1**	Specimen Common Stock Certificate of Registrant
5	.1**	Opinion of Goodwin Procter LLP regarding the validity of the securities being registered
8	.1**	Opinion of Goodwin Procter LLP regarding certain tax matters
10	.1***	Form of Severance Agreement between Registrant and W. Blake Baird
10	.2***	Form of Severance Agreement between Registrant and Michael A. Coke
10	.3***	2010 Equity Incentive Plan of Registrant
10	.4***	Form of Restricted Stock Award Agreement for Executive Officers and Employees
10	.5***	Form of Restricted Stock Award Agreement for Non-Employee Directors
10	.6***	Form of Indemnification Agreement between Registrant and its Directors and Executive Officers
10	.7***	Long-Term Incentive Plan of Registrant
10	.8***	Form of Award Notice under the Long-Term Incentive Plan of Registrant
10	.9***	Form of Subscription Agreement
23	.1***	Consent of Independent Registered Public Accounting Firm
23	.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3**	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
23	.4***	Consent of Real Estate Analytics, LLC
23	.5***	Consent of National Council of Real Estate Investment Fiduciaries
23	.6***	Consent of CB Richard Ellis Group, Inc.
23	.7***	Consent of Real Capital Analytics
23	.8***	Consent of SNL Financial LC
23	.9***	Consent of Trepp, LLC
23	.10***	Consent of National Association of Real Estate Investment Trusts
24	.1***	Power of Attorney (included on the signature page to the Registration Statement filed with the Securities and Exchange Commission on November 10, 2009)
99	.1***	Consent of LeRoy E. Carlson to being named as a director
99	.2***	Consent of Peter J. Merlone to being named as a director
99	.3***	Consent of Douglas M. Pasquale to being named as a director
99	.4***	Consent of Dennis Polk to being named as a director

**	Filed herewith.

***	Previously filed.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 15th day of January, 2010.

Terreno Realty Corporation

By:	/s/ W. Blake Baird
W. Blake Baird
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Blake Baird W. Blake Baird	Chairman, Chief Executive Officer and Director (principal executive officer)	January 15, 2010

/s/ Michael A. Coke Michael A. Coke	President, Chief Financial Officer and Director (principal financial and accounting officer)	January 15, 2010

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1**	Form of Underwriting Agreement
3	.1***	Articles of Amendment and Restatement of Registrant
3	.2***	Amended and Restated Bylaws of Registrant
4	.1**	Specimen Common Stock Certificate of Registrant
5	.1**	Opinion of Goodwin Procter LLP regarding the validity of the securities being registered
8	.1**	Opinion of Goodwin Procter LLP regarding certain tax matters
10	.1***	Form of Severance Agreement between Registrant and W. Blake Baird
10	.2***	Form of Severance Agreement between Registrant and Michael A. Coke
10	.3***	2010 Equity Incentive Plan of Registrant
10	.4***	Form of Restricted Stock Award Agreement for Executive Officers and Employees
10	.5***	Form of Restricted Stock Award Agreement for Non-Employee Directors
10	.6***	Form of Indemnification Agreement between Registrant and its Directors and Executive Officers
10	.7***	Long-Term Incentive Plan of Registrant
10	.8***	Form of Award Notice under the Long-Term Incentive Plan of Registrant
10	.9***	Form of Subscription Agreement
23	.1***	Consent of Independent Registered Public Accounting Firm
23	.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3**	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
23	.4***	Consent of Real Estate Analytics, LLC
23	.5***	Consent of National Council of Real Estate Investment Fiduciaries
23	.6***	Consent of CB Richard Ellis Group, Inc.
23	.7***	Consent of Real Capital Analytics
23	.8***	Consent of SNL Financial LC
23	.9***	Consent of Trepp, LLC
23	.10***	Consent of National Association of Real Estate Investment Trusts
24	.1***	Power of Attorney (included on the signature page to the Registration Statement filed with the Securities and Exchange Commission on November 10, 2009)
99	.1***	Consent of LeRoy E. Carlson to being named as a director
99	.2***	Consent of Peter J. Merlone to being named as a director
99	.3***	Consent of Douglas M. Pasquale to being named as a director
99	.4***	Consent of Dennis Polk to being named as a director

**	Filed herewith.

***	Previously filed.